                                                                 Exhibit 4(a)(i)

                  The Lincoln National Life Insurance Company

Contract Number
                                                              Maturity Date
  Date of Issue
                                                              Stipulated Payment
      Annuitant


     Deferred Annuity--Ten Years Certain Life Annuity or Optional Annuity

        Settlement--Stipulated Payments Payable Until Maturity Date or

                  Prior Death of Annuitant--Nonparticipating


                             The Lincoln National
                            Life Insurance Company


                              Fort Wayne, Indiana

WILL PAY to the Annuitant on the Maturity Date, if the Annuitant is then living, the first of a series of Monthly Instalments and subsequent instalments on the same day of each month thereafter so long as the Annuitant shall live with the guarantee that, if the death of the Annuitant occurs within ten years after the Maturity Date, a total of One Hundred Twenty Monthly Instalments, including the first, shall be paid (see provision 23). The dollar amounts of the instalments shall be determined as herein provided.

The Owner may elect to change the date of commencement of the annuity payable under this Contract or the form of such annuity or both, as provided in provisions 22 and 24.

Upon receipt of due proof of the death of the Annuitant occurring before the Maturity Date, the Company will pay to the Beneficiary the Full Value at the valuation date coincident with or next following written notice of death is received by the Company.

     The stipulated payment and other Contract data are shown on page three. The first stipulated payment is due on the Date of Issue and subsequent stipulated payments are payable periodically thereafter at the intervals specified on page three and until stipulated payments have been paid to the Maturity Date or until the prior death of the Annuitant. The stipulated payment includes the additional premium for any benefit provided by rider attached to this Contract. When any such additional premium is no longer payable, the stipulated payment for this Contract shall be reduced accordingly.

The provisions set forth on the subsequent pages hereof are hereby made a part of this Contract.

Executed by The Lincoln National Life Insurance Company (the "Company") at its Home Office in Fort Wayne, Indiana, on the Date of Issue.



                /s/ G. M. Bryce                              /s/ H. J. Rood
                Secretary                                    President

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT


                                 Examined by:



Form IVA-1-TB-4-67

           CONTRACT NUMBER

             DATE OF ISSUE                                   MATURITY DATE

                 ANNUITANT                                   STIPULATED PAYMENT

              AGE AT ISSUE

                       SEX

                     OWNER



               BENEFICIARY




                STIPULATED
          PAYMENT INTERVAL

     ACCOUNT ALLOCATION OF       GENERAL ACCOUNT   %        SEPARATE ACCOUNT   %
        STIPULATED PAYMENT
    EXCLUDING PREMIUMS FOR
ACCOUNTS PROVIDED BY RIDER


       SCHEDULE OF ADDITIONAL GENERAL ACCOUNT BENEFITS PROVIDED BY RIDER

                                                                NUMBER
               BENEFIT                            ANNUAL        OF YEARS
                                                  PREMIUM       PAYABLE


                                 Page Three

1.  General Definitions--As used in this Contract, the terms:

(a) "Separate Account" means those assets of the Company set aside in a segregated investment account, entitled "Lincoln National Variable Annuity Fund A," established by the Company for this class of Contracts pursuant to applicable law;

(b) "General Account" means those assets of the company not in the Separate Account or any other segregated investment account established by the Company;

(c) "Valuation Period" means the period of seven calendar days from the immediately preceding valuation date except at the end of the year when a partial week is used to value accumulation and annuity units as of the last market day in the year.

2. Stipulated Payments--Stipulated payments are payable in advance at intervals of twelve months (annually), six months (semiannually), three months (quarterly) or one month (monthly). The first stipulated payment is due as of the Date of Issue and each subsequent stipulated payment is due on the first day following the interval covered by the next preceding stipulated payment and on the same day of the month as the Date of Issue. The amount of the stipulated payment on an annualized basis may be increased up to twice the first stipulated payment on an annualized basis or decreased on any due date, and submission of a stipulated payment different from the previous payment made will constitute notice of such change. Increases in stipulated payments in excess of those described in the previous sentence will be accepted only upon consent of the Company.

  The mode of stipulated payment may be changed only on a Contract anniversary unless otherwise agreed by the Company. Without the consent of the Company, no semiannual, quarterly or monthly stipulated payment shall be less than $10.00.

  Stipulated payments are payable to the Company, either at its Home Office or elsewhere, in exchange for the Company's receipt therefor, signed by the President or the Secretary.

  The payment of any stipulated payment shall not continue this Contract in force beyond the date when the next stipulated payment is due, except as otherwise provided herein. Failure to pay a stipulated payment on or before the date on which it is due constitutes default in stipulated payments. As long as any stipulated payment remains unpaid, the date of default is the earliest date on which an unpaid stipulated payment was due.

3. Grace Period--A grace period of thirty-one days will be allowed for the payment of every stipulated payment after the first, during which period this Contract shall continue in force. Except as otherwise provided herein, this Contract shall be cancelled and forfeited at the expiration of the grace period for the payment of a stipulated payment if such stipulated payment is not paid before the end of such period.

4. The Contract--This Contract is issued in consideration of the application and of the payment of stipulated payments as provided. This Contract and the application constitute the entire contract. All statements made by the Annuitant or on his behalf shall be deemed representations and not warranties, and no such statement shall be used in defense to a claim under this Contract unless it is contained in the application and a copy of the application is attached to this Contract when issued.

5. Control--In the absence of a special endorsement or written instrument filed with the Company which provides otherwise, the Owner may, during the lifetime of the Annuitant and without the consent of any contingent owner or revocable beneficiary, assign or surrender this Contract, amend or modify it with the consent of the company, and exercise, receive and enjoy every other right, benefit and privilege contained in this Contract.

6. Modification of Contract--Only the President, a Vice-President, the Secretary or an Assistant Secretary of the Company has power on behalf of the Company to change, modify or waive the provisions of this Contract, and then only in writing. The Company shall not be bound by any promise or representation heretofore or hereafter made by or to any agent or person other than as specified above.

7. Incontestability--This Contract, excepting any provisions granting benefits in event of total and permanent disability, shall be incontestable after it has been in force during the lifetime of the Annuitant for two years from the Date of Issue except for nonpayment of stipulated payments.

8. Age--As used in this Contract, the term "Attained Age" of the Annuitant on any date after the Date of Issue means the age of the Annuitant at issue as shown on page three plus the number of years, including fractions, elapsed from the Date of Issue to such date.

Misstatement of Age or Sex--If the age or sex of the Annuitant has been misstated, the benefits hereunder shall be such as would have been provided at the correct age and sex. Any underpayments already made by the Company shall be made up immediately and any overpayments made by the Company shall be charged against the benefits falling due after adjustment.

9. Reinstatement--This Contract, unless surrendered for its Net Termination Value, may be reinstated, without benefits provided by any rider attached to this Contract, at any time after date of default in payment of the stipulated payment upon payment of one stipulated payment. Reinstatement will become effective on that date most recently preceding receipt of such stipulated payment on which an unpaid stipulated payment would have been due. For reinstatement of benefits provided by riders attached to this Contract, presentation of evidence of insurability satisfactory to the Company and compliance with reinstatement provisions incorporated in such riders will be required.

10. Assignment--No assignment of this Contract shall be binding on the Company unless it is in writing and until it is filed with the Company at its Home Office. The Company will assume no responsibility for the validity or sufficiency of any assignment. Unless otherwise provided in the assignment, the interest of any revocable beneficiary shall be subordinate to the interest of any assignee, whether the assignment was made before or after the designation of beneficiary, and the assignee shall receive any sum payable to the extent of his interest.

11. Settlement--Any payment by the Company under this Contract is payable at its Home Office.

12. Change of Beneficiary or Mode of Payment of Proceeds--While this Contract is in force, if the right to change the beneficiary has been reserved, the Owner, subject to the terms of any existing assignment, may change the beneficiary, or may change the mode of payment of the proceeds of this Contract to any mode of payment upon which the Owner and the Company may agree, by filing at the Home Office of the Company a written request satisfactory to the Company accompanied by this Contract for endorsement. Such change, either in beneficiary or mode of payment of proceeds, shall take effect only upon endorsement on this Contract by the Company. During the lifetime of any irrevocable beneficiary the written consent of such beneficiary shall be necessary for any revoca-

                                   Page Five

                                   Page Six


tion or change of beneficiary or change in mode of payment of proceeds.

  If any beneficiary, whether revocably or irrevocably designated, predeceases the Annuitant, the interest of such beneficiary shall pass to the surviving beneficiary or, if more than one survive, to such surviving beneficiaries in proportion to their respective interests, unless otherwise provided by endorsement on this Contract. If no designated beneficiary survives the Annuitant and it is not otherwise provided, the proceeds of this Contract shall be payable in one sum to the Owner, surviving the annuitant, otherwise to the executors or administrators of the Owner.

13. Settlement Options--During the lifetime of the Annuitant, the Owner may elect that, in lieu of payment in one sum, the amount or any part thereof which may become due in settlement of this Contract on the death of the Annuitant or on surrender of this Contract for its Net Termination Value be applied under any one of the settlement options hereinafter provided or in any other manner that may be agreed upon with the Company. With respect to proceeds payable on the death of the Annuitant, if on such death no election by the Owner is in effect, an election may be made by the Beneficiary on such death or within one year thereafter and before any payment has been made hereunder.

First Option--Instalments for Designated Period--The proceeds may be paid in monthly instalments over a period of from one to thirty years. The amount of each instalment for each $1,000 due shall be determined in accordance with the appropriate table in provision 31.

Second Option--Life Income with Instalments Guaranteed for Designated Period--The proceeds may be paid in monthly instalments during the period certain elected and thereafter throughout the lifetime of the payee. The period certain may be (a) 10 years, (b) 15 years, or (c) 20 years. The amount of each instalment will depend upon the sex of the payee and upon the payee's adjusted age at nearest birthday at the time the first instalment is due and shall be determined for each $1,000 due in accordance with the appropriate table in provision 31. Payment under this option shall be subject to satisfactory proof of age of the payee.

Third Option--Unit Refund Life Annuity--The proceeds may be paid in monthly instalments during the lifetime of the payee terminating with the last instalment due prior to the death of the payee, provided that, at such death, an additional payment will be made of the then dollar value of the number of annuity units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the annuity unit value, as defined in provision 27, at the effective date of the Supplementary Contract (see below) and (b) is the product of annuity units represented by each instalment and the number of instalment paid prior to such death.

Fourth Option--Instalments of Designated Amount--The proceeds may be paid in equal annual, semiannual, quarterly or monthly instalments of a designated amount (not less than $50.00 per annum per $1,000 of original proceeds left with the Company) until the remaining balance is less than the amount of one instalment. The remaining balance in either the General or Separate Account at the end of any valuation period is equal to the product of (a) such balance at the end of the previous period decreased by the amount of any instalment paid during the period and (b) the net investment factor for the period. If the remaining balance at any time is less than the amount of one instalment, such balance will be paid and will be the final payment under the option.

Fifth Option--Interest Income--The proceeds may be left in the General Account of the Company and interest thereon will be paid annually, semiannually, quarterly or monthly as elected. The amount of interest shall be equal to the General Account net investment rate for the period covered by the interest payment multiplied by the amount remaining on deposit at the end of such period.

Supplementary Contract--At such time as one of these settlement options may become operative, this Contract shall be surrendered to the Company in exchange for a Supplementary Contract providing for the manner of settlement elected. Such Supplementary Contract may not be assigned. The effective date of the Supplementary Contract shall be the date of death of the Annuitant or surrender of this Contract for its Net Termination Value, as the case may be. The first instalment payment under the First, Second, Third or Fourth Option shall be made as of the effective date of the Supplementary Contract. The first interest payment under the Fifth Option shall be made at the end of the period elected, measured from the effective date of the Supplementary Contract. Subsequent payments will be made periodically in accordance with the manner of payment elected.

General Provisions--The minimum amount of proceeds which may be applied under any settlement option for any payee shall be $2,000; proceeds of a smaller amount due and payee will be paid in one sum. If at any time the interest or instalment payments to any payee under a settlement option are or become less than $20.00 each, the company shall have the right to change the frequency of payment to such intervals as will result in payments of at least $20.00.

  Except with the consent of the company, these settlement options shall not be available with respect to any part of the proceeds payable to an assignee or to other than a natural person entitled to receive proceeds in his or her own right.

  The payee under a settlement option operative on or after the death of the Annuitant shall be the Beneficiary during the lifetime of such Beneficiary. The payee under a settlement option operative on or after surrender of this Contract for its Net Termination Value shall be the Annuitant during the lifetime of such Annuitant.

  No payee shall have the right to assign, encumber or alienate any of the payments under a settlement option. The Supplementary Contract will contain such provisions with respect to the right of the payee to commute or withdraw the proceeds or to change the manner of settlement as may be specified in the election and approved by the Company. Any right of commutation or withdrawal shall be restricted to the commuting of the then current dollar amount of all remaining instalments under the First Option at a net investment rate of 3% per annum in the General Account and 3 1/2% per annum in the separate Account, or the withdrawal of all or any part of the proceeds remaining with the Company under the Fourth of Fifth Option. The payee may make no change in the manner of settlement except as provided in the election.

  To the extent permitted by law, neither the proceeds nor the payments under any of these settlement options shall be subject to any beneficiary's debts, contracts or engagements or to any judicial process to levy upon or attach the same for payment thereof.

  At the death of any payee after a settlement option become operative, the then present value of the current dollar amount of any unpaid instalments certain under the First or Second Option or the amount specified above as payable at the death of the payee under the Third Option, or the proceeds remaining with the Company under the Fourth or Fifth Option shall be paid in one sum to the executors or administrators of the payee unless other provision shall have been specified in the election and approved by the Company. Present values will be based on a net investment rate of (a) 3 1/2% per annum for the Separate Account and under the Second Option for the General Account and (b) 3% per annum under the First Option for the General Account.

Form IVA-1TB-5


14. CONTRACT LOANS--While this Contract is in force, the Company will lend on proper assignment of this Contract and on the sole security thereof an amount which, with any existing indebtedness, together with interest on the total indebtedness to the next Contract anniversary or, if earlier, the due date of the next stipulated payment, will not exceed the Loan Value of this Contract at the next Contract anniversary or, if earlier, the due date of the next stipulated payment. The Loan Value shall be the Full Value less, prior to the second Contract anniversary, an amount equal to 2% of the Full Value. The Full Value shall be equal to the value of the accumulation units credited to the Contract determined on the basis set forth in provision 19. Interest at the rate of 22 1/2% per annum will be due and payable at the end of each Contract year and, if not so paid, will be added to the principal and bear the same rate of interest. If required by the Company, this Contract must be presented for endorsement of a Contract loan. Whenever the total indebtedness shall equal or exceed the Loan Value, this Contract shall terminate but in no event until thirty-one days after notice shall have been mailed to the last known address of the Owner and of any assignee.

  Any Contract loan will be allocated to the General Account and the Separate Account in the same proportion as the respective net termination values in such accounts bear to the total Net Termination Value on the valuation date next following the date of the loan. There will be allocated to each respective Contract loan account such number of accumulation units as are equal to the value of the portion of the loan (or any loan interest thereon not paid when due) allocated to such account on the basis of the accumulation unit value for such account on the valuation date next following the date of the loan (or the due date of such unpaid loan interest). If at any time the indebtedness allocated to any account including unpaid interest thereon exceeds the Loan Value of that account, the excess will be considered a loan against the other account.

  The whole or any part of any indebtedness may be repaid at any time while this Contract is in force prior to its maturity or prior to the time a settlement option becomes operative. The amount of any indebtedness repaid will be allocated to the loans outstanding in each account under this Contract in the same proportion that the indebtedness in each account bears to the total indebtedness. The number of accumulation units allocated to each Contract loan account will be reduced by the number of such units equal in value to the amount of the repayment under each account and the number of accumulation units under the Contract not allocated to the Contract loan accounts will be increased by the number of such units equal in value to he amount of repayment, on the basis of the accumulation unit value on the last day of the valuation period in which repayment is made.

  On any Contract anniversary the Owner may, by sending notice to the Company at its Home Office in advance of such date, elect to have any accumulation units allocated to the Contract loan account applied to repay any Contract indebtedness (including unpaid interest thereon), in which case the Owner shall forfeit the right to replace the value of such units.

  In any settlement of this Contract, accumulation units allocated to any Contract loan account will be applied automatically to repay any indebtedness (including unpaid interest thereon).

15. INDEBTEDNESS--Indebtedness, wherever referred to in this Contract, shall mean any indebtedness to the Company on or secured by this Contract, including Contract loans plus accrued or accruing interest.

16. NONFORFEITURE OPTIONS--In event of default in stipulated payments, either of the following nonforfeiture options may be elected by written request of the Owner received by the Company at its Home Office prior to the death of the Annuitant.

NEW TERMINATION VALUE--The Company will, upon due surrender of this Contract pay to the Owner the Net Termination Value of this Contract less, prior to the second Contract anniversary, an amount equal to 2% of the Full Value. The Net Termination Value shall be the Full Value diminished by any existing indebtedness.

  At any time, the portion of the Contract in either account may be surrendered provided that the portion of the stipulated payment allocated to the other account on the date of surrender is at least equal to the minimum amount required by the Company under its usual underwriting practices on that date.

  The Net Termination Value will be computed on the valuation date coincident with or next following the date of surrender and payment will be made within seven days after the date request for surrender is received by the Company at its Home Office, except as the Company may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time such request is received.

PAID-UP ANNUITY--This Contract may be continued from the date of default in stipulated payments as a paid-up annuity Contract, beginning on the Maturity Date. In event of the death of the Annuitant prior to the Maturity Date, the death benefit under such paid-up Contract will be equal to its Full Value on the valuation date coincident with or following the date written notice of death is received by the Company.

AUTOMATIC OPTION--If, on the expiration of thirty-one days after the date of default in stipulated payments, no nonforfeiture option has been elected, this Contract will automatically be continued under the paid-up annuity option from the date of default.

17. NET STIPULATED PAYMENT--The net stipulated payment is equal to (a) 91.25% of the stipulated payment after deducting any additional premium for any benefit provided by rider attached to this Contract, less (b) any applicable premium taxes on such stipulated payment.

  The Company shall apply each net stipulated payment as of the last day of the valuation period during which such Payment is received at its Home Office to provide accumulation units as determined by the then current value of such units. Such application shall be made separately for net stipulated payments allocated to the Separate Account and the General Account in the manner specified on page three.

  The number of accumulation units provided in each Account shall be determined by dividing the net stipulated payment for that Account by the dollar value of one accumulation unit in that Account. The number of accumulation units so determined for any stipulated payment shall not be changed by any subsequent change in the dollar value of accumulation units. The dollar value of the accumulation unit in the General Account will increase by a uniform percentage each valuation period, but the dollar value of the accumulation unit in the Separate Account will vary from period to period.

18.  NET INVESTMENT RATE AND NET INVESTMENT FACTOR--

(a) The General Account net investment rate for each valuation period is guaranteed, and is equivalent to an investment rate of 3 1/2% per annum compounded annually, except that, for the First, Fourth, and Fifth Options under provision 13 it shall be 3% compounded annually.

(b) The Separate Account net investment rate for any valuation period is equal to the gross investment rate expressed in decimal form to six places less a deduction of .000250. Such gross investment rate is equal to (i) the investment income and capital gains and losses, whether realized or unrealized, on the assets of the Separate Account less a deduction for any applicable income taxes arising from such income and realized and unrealized capital gains, divided by (ii) the amount of such assets at the beginning of the valuation period. Such gross investment rate may be either positive or negative.

(c) The net investment factor for each Account is the sum of 1.000000 plus the net investment rate for the Account.

                                  Page Seven

                                  Page Eight


19. Accumulation Unit Value--The value of an accumulation unit was established at $1.00 on March 1, 1967. The value of the respective accumulation units in each Account on the last day of any subsequent valuation period is determined by multiplying such value on the last day of the immediately preceding valuation period by the net investment factor for that Account for the current valuation period.

20. Additional General Account Units--At the end of each valuation period during the first five contract years, the Company will increase the number of General Account accumulation units by a number which is equivalent to a 1% per annum additional net investment return. At the end of each valuation period during the sixth to tenth contract years, inclusive, the Company will increase the number of such units by a number which is equivalent to a 1/2% per annum additional net investment return. The company may credit additional General Account accumulation units at any time to reflect credits of investment return over and above those described in this provision.

21. Valuation of Assets--The valuation of all assets in the Separate Account shall be determined in accordance with the provisions of the Rules and Regulations of the Separate Account. The method of determination by the Company of the value of an accumulation unit and annuity unit will be conclusive upon the Owner, any assignee, the Annuitant and any Beneficiary.

22. Option to Commence Annuity Payments at Later or Earlier Date--Upon written request by the Owner and any assignee and irrevocable beneficiary, the commencement of Monthly Instalments may be deferred until any Contract anniversary after the Maturity Date but not beyond the Contract anniversary on which the Attained Age of the Annuitant is 75. Stipulated payments shall be continued on and after the Maturity Date in the manner specified in this Contract or shall cease on the Maturity Date, as elected in said request.

     In the event of the death of the Annuitant during the period during which annuity payments are deferred, the Company will pay to the Beneficiary the Full Value on the valuation date coincident with or following the date written notice of death is received by the Company.

     Upon written request by the Owner and any assignee and irrevocable beneficiary and upon due surrender of this Contract, either before, after or on the Maturity Date, the Net Termination Value may be applied, subject to and in accordance with provision 13, to provide monthly instalments commencing on the date of surrender.

23. Payment of Guaranteed Monthly Instalments--In event of the death of the Annuitant after having received the first Monthly Instalment provided by this policy but before all of the one hundred twenty Monthly Instalments guaranteed shall have been paid, the remaining guaranteed instalments shall be paid as they become due to the Beneficiary, if living; otherwise the present value of the then current dollar amount of the remaining guaranteed number of annuity instalments shall be commuted on the basis of 3 1/2% interest compounded annually and paid in one sum to the Annuitant's executors or administrators. In the event of the death of the Beneficiary subsequent to that of the Annuitant but before all of the guaranteed instalments shall have been paid, the present value of the then current dollar amount of the remaining guaranteed instalments shall be commuted at 3 1/2% interest per annum compounded annually and paid in one sum to the executors or administrators of the Beneficiary.

24. Optional Annuities--Upon written request by the Owner and any assignee and irrevocable beneficiary and upon due surrender of this policy, either before, after or on the Maturity Date, the Net Termination Value may be applied to provide any one of the following:

(1)  a monthly life annuity payable throughout the lifetime of the Annuitant or

(2) a monthly annuity payable throughout the joint lifetime of the Annuitant and a Nominee of the Owner's selection and continuing for life to the survivor upon the death of the Annuitant or Nominee or

(3) a monthly annuity payable throughout the joint lifetime of the Annuitant and a Nominee of the Owner's selection, with two thirds of the number of annuity units in effect during such joint lifetime continuing for life to the survivor upon the death of the Annuitant or Nominee.

     The first instalment under any of these annuities shall be paid as of the date of surrender. The amounts of the instalments shall be computed on the basis of the sex and adjusted age of the Annuitant and of the Nominee, if any, on the date of surrender and shall be determined for each $1000 due in accordance with the appropriate tables in provision 31.

25. Allocation of Annuities--At the time of commencement of any annuity under the provisions of this Contract, except the Fourth and Fifth Options under provision 13, the Owner may elect to have the Net Termination Value applied to provide a variable annuity, a fixed annuity or a combination of both. The Election of the Fourth Option under provision 13 may specify that the net investment factor for the Separate Account or the General Account is to apply or the amount due may be split between the two Accounts. If no election is made to the contrary, that portion of the Net Termination Value from the Separate Account shall be applied to provide a variable annuity and that portion of the Net Termination Value from the General Account shall be applied to provide a fixed dollar annuity. Election of the Fifth Option under provision 13 shall constitute election of fixed income.

26.  Variable and Fixed Annuities--

(a) Variable Annuity--A variable annuity is an annuity with instalments varying in amount in accordance with the net investment result of the Separate Account. The number of Separate Account annuity units is determined by dividing the first monthly instalment, determined as described in provision 31, by the Separate Account annuity unit value at the date upon which annuity instalments commence. The number of annuity units remains fixed during the annuity payment period.

     The dollar amount of the second and subsequent instalments is not predetermined and may change from month to month. The actual amount of these instalments is determined by multiplying the number of Separate Account annuity units by the Separate Account annuity unit value, determined as described in provision 27, for the valuation period in which the payment is due.

     The Company guarantees that the dollar amount of each instalment after the first shall not be affected by variations in mortality experience from mortality assumptions used to determine the first instalment.

(b) Fixed Dollar Annuity--A fixed dollar annuity is an annuity with instalments which remain fixed as to dollar amount throughout the payment period.
     A number of annuity units is determined when instalments commence, but the value of the General Account annuity unit value is always $1.00.

     Although fixed dollar annuity instalments may never be less than the first monthly instalment, each instalment certain under the First and Second Option of provision 13 and the net investment rate applied under the Fourth and Fifth Options of provision 13 may be increased by such interest as may be apportioned thereto by the Company in excess of the rates guaranteed.

27. Annuity Unit Value--The value of a General Account annuity unit is fixed at $1.00. The value of a Separate Account annuity unit for the valuation period ending March 1, 1967 was established at $1.00, and for

Form IVA-1-TB-7
any subsequent valuation period, is determined by multiplying the value of the Separate Account annuity unit for the immediate preceding valuation period by the product of (a) .999351 and (b) the net investment factor of the Separate Account for the second valuation period immediately preceding the valuation period for which the value is being calculated.

28. Adjustment of Monthly Instalments and Optional Annuity Instalments--If the net termination value at the time chosen as the maturity of this Contract is less than $2,000, the Company shall have the right to pay such Net Termination Value in one sum in lieu of the Monthly Instalments or any Optional Annuity set forth in provision 24. If such Net Termination Value is not less than $2,000 but
(a) the Monthly Instalment or (b) the Optional Annuity instalment, as the case may be, would be or become less than $10.00, the Company shall have the right to change the frequency of payment to such intervals as will result in instalments of at least $10.00.

29. Surrender of Contract of Supplementary Contract--At the time chosen for commencement of Monthly Instalments or an Optional Annuity, this policy shall be surrendered to the Company in exchange for a Supplementary Contract providing for the annuity selected.

30. Proof of Survival--The Company shall have the right to require evidence of the survival of the Annuitant at the time each Instalment payable to the Annuitant is due.

31. Annuity Tables--The Tables below show the dollar amount of the first monthly instalment for each $1,000 applied. The accumulation units applied to effect an annuity for an annuitant will be at the accumulation unit value as of the last day of the second valuation period immediately preceding the date annuity instalments commence. Amounts shown for Single Life Annuities, Joint and Last Survivor Annuity and Joint and Two Thirds to Survivor Annuity are based on the Progressive Annuity Table with interest at the rate of 3 1/2% per annum and assume births in the year 1900. Under these annuity options, the amount of each payment will depend upon the sex and adjusted age of the Annuitant and Nominee if any. The adjusted age is determined from the actual age nearest birthday at the time the first payment is due in the following manner.

              Calendar year                          Adjusted
                of Birth                                Age

              Before 1900....................  Actual Age plus 1
              1900-1919......................  Actual Age
              1920-1939......................  Actual Age minus 1
              1940-1959......................  Actual Age minus 2
              1960-1979......................  Actual Age minus 3


The tables for the option providing Instalments for a Designated Period are based on interest at the rate of 3% per annum for the General Account and 3 1/2% for the Separate Account.


        DOLLAR AMOUNT OF THE FIRST MONTHLY PAYMENT WHICH IS PURCHASED
                     WITH EACH $1,000 OF PROCEEDS APPLIED

                             Single Life Annuities


  -----Adjusted Age-----     --------- Guaranteed Payments-------       Unit
  Male            Female       None      120       180        240      Refund

   50               54       $ 4.74    $4.69     $4.62      $4.52      $4.53
   51               55         4.84     4.78      4.70       4.58       4.60
   52               56         4.94     4.87      4.78       4.65       4.67
   53               57         5.04     4.97      4.87       4.71       4.75
   54               58         5.16     5.07      4.95       4.78       4.84
   55               59         5.28     5.18      5.04       4.85       4.93
   56               60         5.40     5.29      5.13       4.91       5.02
   57               61         5.54     5.41      5.23       4.98       5.12
   58               62         5.69     5.53      5.33       5.05       5.22
   59               63         5.84     5.66      5.43       5.11       5.32
   60               64         6.01     5.79      5.53       5.18       5.44
   61               65         6.18     5.94      5.63       5.24       5.56
   62               66         6.37     6.08      5.74       5.30       5.68
   63               67         6.57     6.24      5.84       5.36       5.82
   64               68         6.79     6.40      5.95       5.41       5.96
   65               69         7.02     6.57      6.05       5.46       6.10
   66               70         7.27     6.74      6.15       5.51       6.26
   67               71         7.54     6.91      6.26       5.55       6.43
   68               72         7.83     7.10      6.35       5.59       6.60
   69               73         8.14     7.28      6.45       5.62       6.78
   70               74         8.48     7.47      6.54       5.65       6.98
   71               75         8.84     7.66      6.62       5.68       7.19
   72               76         9.23     7.85      6.70       5.70       7.41
   73               77         9.65     8.04      6.77       5.71       7.65
   74               78        10.11     8.23      6.83       5.72       7.89
   75               79        10.61     8.41      6.88       5.73       8.16

                                   Page Ten

                        Joint and Survivor Life Annuity

Adjusted age of    -----------------------------Adjusted Age of Annuitant----------------------------------
    Nominee            Male 51      Male 56     Male 58     Male 61     Male 63     Male 66     Male 71
Male     Female       Female 55    Female 60   Female 62   Female 65   Female 67   Female 70   Female 75
 50        54           $4.21        $4.35       $4.40       $4.47       $4.51       $4.57       $4.64
 55        59            4.37         4.58        4.66        4.78        4.85        4.94        5.07
 57        61            4.43         4.67        4.77        4.90        4.99        5.10        5.26
 60        64            4.51         4.80        4.92        5.09        5.20        5.36        5.59
 62        66            4.55         4.88        5.01        5.22        5.35        5.54        5.82
 65        69            4.62         4.99        5.15        5.39        5.56        5.81        6.19
 70        74            4.70         5.14        5.34        5.65        5.88        6.23        6.83

                 Joint and Two-Thirds to Survivor Life Annuity

Adjusted age of    -----------------------------Adjusted Age of Annuitant----------------------------------
    Nominee            Male 51      Male 56     Male 58     Male 61     Male 63     Male 66     Male 71
Male     Female       Female 55    Female 60   Female 62   Female 65   Female 67   Female 70   Female 75
 50        54           $4.58        $4.79       $4.89       $5.03       $5.13       $5.29       $5.56
 55        59            4.80         5.06        5.17        5.35        5.47        5.67        6.00
 57        61            4.89         5.18        5.30        5.49        5.63        5.84        6.20
 60        64            5.04         5.36        5.50        5.72        5.87        6.12        6.54
 62        66            5.14         5.49        5.64        5.88        6.05        6.32        6.79
 65        69            5.30         5.68        5.85        6.13        6.33        6.64        7.19
 70        74            5.58         6.03        6.23        6.57        6.82        7.21        7.95

                     Installments for a Designated Period

                      Amount of                                    Amount of                                    Amount of
                       Monthly                                      Monthly                                      Monthly
Years of     --------Installment---------    Years of     --------Installment--------     Years of     --------Installment--------
Payment      Gen. Acct.        Sep. Acct.    Payment      Gen. Acct.         Sep. Acct.   Payment      Gen. Acct.         Sep. Acct.
  1..........  84.47            84.65          11..........  8.86              9.09         21..........  5.32              5.56
  2..........  42.82            43.05          12..........  8.24              8.46         22..........  5.15              5.39
  3..........  28.99            29.19          13..........  7.71              7.94         23..........  4.99              5.24
  4..........  22.06            22.27          14..........  7.26              7.49         24..........  4.84              5.09
  5..........  17.91            18.12          15..........  6.87              7.10         25..........  4.71              4.96
  6..........  15.14            15.35          16..........  6.53              6.76         26..........  4.59              4.84
  7..........  13.16            13.38          17..........  6.23              6.47         27..........  4.47              4.73
  8..........  11.68            11.90          18..........  5.96              6.20         28..........  4.37              4.63
  9..........  10.53            10.75          19..........  5.73              5.97         29..........  4.27              4.53
 10..........   9.61             9.83          20..........  5.51              5.75         30..........  4.18              4.45

     If it would produce greater benefits, the Company agrees that the first monthly instalment to the Annuitant will be 103% of the first monthly instalment produced by a then currently issued immediate annuity of the same form with a single stipulated payment equal to the Net Termination Value which is applied under this contract.

32. Nonparticipating--This contract is nonparticipating and will not share in the surplus earnings of the Company.

33. Voting Rights--The Owner shall have the right to vote at the meetings of contract owners and shall cast the votes attributable to the Contract in conformity with the provisions of the Rules and Regulations of the Separate Account.

34. Ownership of the Assets--The Company shall have exclusive and absolute ownership and control of the assets of both its General Account and Separate Account.


Form IVA-1-TB-9

--------------------------------------------------------------------------------
                       REGISTER OF CHANGE OF BENEFICIARY
================================================================================
  DATED ENDORSED                 BENEFICIARY                      ENDORSED BY
--------------------------------------------------------------------------------

























--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
      REGISTER OF CHANGE IN MODE OF PAYMENT OF PROCEEDS UNDER THIS POLICY
================================================================================
  DATED ENDORSED                 HOW PAYABLE                      ENDORSED BY
--------------------------------------------------------------------------------

























--------------------------------------------------------------------------------

     Deferred Annuity--Ten Years Certain Life Annuity or Optional Annuity
        Settlement--Stipulated Payments Payable Until Maturity Date or